SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                               QUANEX CORPORATION
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

--------------------------------------------------------------------------------

Quanex Corporation
1900 West Loop South                                [QUANEX LOGO]
Suite 1500
Houston, Texas 77027
(713) 961-4600
--------------------------------------------------------------------------------

                                January 24, 2000

               Dear Fellow Stockholder:

                    You are cordially invited to attend the
               Company's Annual Meeting of Stockholders to be held at 5:00 p.m., C.S.T., on Wednesday, February 23, 2000, at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, 51st Floor, Houston, Texas.

                    This year you will be asked to vote in favor
               of two proposals. The proposals concern the election of two directors and an amendment to the Company's 1996 Employee Stock Option and Restricted Stock Plan to increase the number of shares of Common Stock authorized for issuance thereunder. These matters are more fully explained in the attached proxy statement, which you are encouraged to read.

                    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
               APPROVE THESE PROPOSALS AND URGES YOU TO VOTE AT
               YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN
               TO ATTEND THE ANNUAL MEETING.

                    Thank you for your cooperation.

                                      Sincerely,


                                      /s/ VERNON E. OECHSLE
                                          Vernon E. Oechsle
                                          Chairman of the Board

                                  [QUANEX LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 23, 2000

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quanex Corporation, a Delaware corporation (the "Company"), will be held at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, 51st Floor, Houston, Texas, on February 23, 2000, at 5:00 p.m., C.S.T., for the following purposes:

        (1) To elect two directors to serve until the Annual Meeting of Stockholders in 2003;

        (2) To consider and act upon a proposal to amend the Company's 1996 Employee Stock Option and Restricted Stock Plan to increase the number of shares of the Company's Common Stock, with respect to which option and restricted stock awards may be granted under the plan, by 600,000 to allow for the grant of additional options and restricted stock awards under the plan; and

        (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

     The Board of Directors has fixed the close of business on January 14, 2000, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company's principal executive offices, will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting, and will be produced at the time and place of the meeting during the whole time thereof.

     PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOUR DESIGNATION OF A PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU FIND IT CONVENIENT TO ATTEND THE MEETING.

     The Company's Annual Report to Stockholders for the fiscal year ended October 31, 1999, accompanies this Notice.

                                          By order of the Board of Directors,


                                      /s/ MICHAEL W. CONLON
                                          MICHAEL W. CONLON, Secretary

Houston, Texas
January 24, 2000

                                 [QUANEX LOGO]


                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 23, 2000

     This Proxy Statement and the accompanying form of proxy are to be first mailed on or about January 24, 2000, to all holders of record on January 14, 2000, (the "Record Date"), of the Common Stock, $.50 par value ("Common Stock"), of Quanex Corporation, a Delaware corporation (the "Company"), and are furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Stockholders to be held at 5:00 p.m., C.S.T., on Wednesday, February 23, 2000, and at any adjournment or adjournments thereof. Shares of Common Stock represented by any unrevoked proxy in the enclosed form, if such proxy is properly executed and is received prior to the meeting, will be voted in accordance with the specifications made on such proxy. Proxies on which no specifications have been made will be voted for the election as directors of the nominees listed herein and in favor of proposal 2. Proxies are revocable by written notice to the Secretary of the Company at the address of the Company set forth below, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a stockholder attending and voting in person at the meeting.

     The Common Stock is the only class of securities of the Company that is entitled to vote at the meeting. As of the close of business on the Record Date, the date for determining stockholders who are entitled to receive notice of and to vote at the meeting, there were 14,281,025 shares of Common Stock issued and outstanding. Each share is entitled to one vote. The presence at the meeting, in person or by proxy, of the holders of a majority of shares of Common Stock is necessary to constitute a quorum.

     The cost of soliciting proxies will be borne by the Company. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies), as well as by the firm of Beacon Hill Partners, Inc., which has been retained by the Company to assist in the solicitation for a fee of approximately $4,000. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of Common Stock. The mailing address of the Company's principal executive office is 1900 West Loop South, Suite 1500, Houston, Texas 77027.

                       MATTERS TO COME BEFORE THE MEETING

(1)  ELECTION OF DIRECTORS

     Two directors are to be elected at the meeting. The Company's Restated Certificate of Incorporation and Bylaws both provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with the terms of office of the classes expiring at different times. The terms of office of two directors, John D. O' Connell and Vernon E. Oechsle, expire at the 2000 Annual Meeting. Mr. O' Connell will not stand for re-election. In order to equally distribute the members of the Board of Directors among the classes, Donald G. Barger, Jr. has resigned, effective as of the date of the 2000 Annual Meeting, as a member of the Board of Directors with a term expiring at the 2001 Annual Meeting, and agreed to stand for re-election at the 2000 Annual Meeting. Therefore, the proposed nominees for director for a term expiring at the 2003 Annual Meeting are Messrs. Oechsle and Barger. The respective terms of directors expire on the dates set forth below.

NOMINEES FOR ELECTION FOR TERMS                                                                          DIRECTOR
EXPIRING AT THE 2003 ANNUAL MEETING                   PRINCIPAL OCCUPATION                      AGE       SINCE
------------------------------------               --------------------------                   ---      --------
Vernon E. Oechsle...................  Chairman of the Board and Chief Executive Officer,        57         1995
                                      Quanex Corporation
Donald G. Barger, Jr................  Vice President and Chief Financial Officer of             56         1995
                                      Hillenbrand Industries, a manufacturer and provider
                                      of products and services for the healthcare, funeral
                                      services, and high security markets (Batesville,
                                      Indiana)

DIRECTORS WHOSE TERMS
EXPIRE AT THE 2002 ANNUAL MEETING
------------------------------------
Michael J. Sebastian................  Retired since 1995 from Cooper Industries, Inc.,          69         1991
                                      manufacturer of electrical, automotive and industrial
                                      equipment (Houston, Texas)
Russell M. Flaum....................  Executive Vice President of Illinois Tool Works, an       49         1997
                                      international manufacturer of engineered metal and
                                      plastic components (Glenview, Illinois)
Susan F. Davis......................  Vice President of Human Resources of Johnson              46         1998
                                      Controls, Inc., a global market leader in automotive
                                      systems and building controls (Milwaukee, Wisconsin)
DIRECTORS WHOSE TERMS
EXPIRE AT THE 2001 ANNUAL MEETING
------------------------------------
Carl E. Pfeiffer....................  Chairman Emeritus, Quanex Corporation                     69         1966
Vincent R. Scorsone.................  Retired since 1994 from Aluminum Company of America,      64         1995
                                      a manufacturer of aluminum products (Pittsburgh,
                                      Pennsylvania)

     Messrs. Oechsle and Barger have indicated a willingness to serve if elected. If a nominee should be unable to serve or for good cause will not serve, and if any other person is nominated, the persons designated on the accompanying form of proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominee unless authority to vote on such matter is withheld. The nominees receiving a plurality of votes cast at the meeting will be elected directors. Abstentions and broker nonvotes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

     Mr. Scorsone currently serves on the board of the Indspec Chemical Company. Mr. Barger was appointed to his present position with Hillenbrand Industries in March, 1998. Prior to that time, Mr. Barger was Vice President of Finance and Chief Financial Officer of Worthington Industries, Inc., a diversified steel processor, since September 1993 and was employed by B. F. Goodrich Company, manufacturer of automobile tires and related products, from 1973 to 1993. Mr. Barger currently serves on the board of Gardner Denver Machinery Inc. Mr. Sebastian retired from Cooper Industries, Inc. in 1995, and for more than five years prior to his retirement, he served as Executive Vice President. Mr. Sebastian currently serves on the boards of Cooper Cameron Corporation and Gardner Denver Machinery Inc. Mr. Oechsle joined the Company in 1993 as Executive Vice President and Chief Operating Officer and served as President and Chief Executive Officer from January, 1996 to February, 1999. Mr. Oechsle was appointed to the Board of Directors of the Company in May 1995 and elected Chairman of the Board in February, 1999. Prior to joining the Company, Mr. Oechsle was Executive Vice President of the Automotive Sector of Allied Signal Inc., an advanced technology and manufacturing company, since December 1990. Mr. Oechsle currently serves on the board of Precision Castparts Corporation. Mr. Pfeiffer served as the Company's Chairman of the Board of Directors from 1989 to 1995. Each of Ms. Davis and Mr. Flaum has been employed in the principal occupation shown above or in a similar one with the same employer for more than five years.

     Pursuant to the Company's Bylaws, the Board of Directors has established several committees, including an Executive Committee, an Audit and Environmental Compliance Committee, a Compensation and Management Development Committee, a Nominating and Corporate Governance Committee and a Finance and Investment Committee. During fiscal 1999, the Board of Directors met five times, the Compensation and Management Development Committee met three times, and the Audit and Environmental Compliance Committee met twice. The Nominating and Corporate Governance Committee, the Finance and Investment Committee, and the Executive Committee each met once. All directors attended more than 75% of the combined number of Board meetings and meetings of committees of which they are members.

     The current members of the Audit and Environmental Compliance Committee are Ms. Davis and Messrs. Pfeiffer, Flaum and Barger, who is Chairman. The Audit and Environmental Compliance Committee's responsibilities to the Board include the following:

     1) Review the accounting and financial policies and procedures of the Company, including the internal accounting control system and financial reporting processes and procedures and review any issues identified by the independent auditors and/or the internal auditing department regarding accounting and financial policies and procedures, together with their recommendations.

     2) Recommend the annual nomination of independent auditors of the Company for appointment by the Board of Directors.

     3) Review the scope and results of the Company's internal audit activity, together with the specifics of the annual audit plan. Review any accounting changes having a major impact on the obligations or financial statements of the Company, review filings made with the Securities and Exchange Commission as required, and hold such other conferences and conduct such other reviews with the independent auditors or with management as may be desired either by the Audit and Environmental Compliance Committee or the independent auditors.

     4)  Review annually the Company's risk management program.

     5) Review annually the Company's program relating to monitoring compliance with the Company's Statement of Business Policies.

     6) Review the Company's compliance with applicable laws and regulations relating to health, safety, and the environment which may represent material financial exposure to the Company.

     The current members of the Compensation and Management Development Committee are Ms. Davis and Messrs. O'Connell and Sebastian, who is Chairman. This Committee's responsibilities to the Board include the following:

     1) Review, approve and report to the Board of Directors regarding the Company's overall compensation policy, including compensation philosophy and strategy, short- and long-term incentive plans and programs, stock ownership plans, and employee benefit plans.

     2) Review and report to the Board of Directors annually on the performance of the Chief Executive Officer and review with the Chief Executive Officer the performance of each of the senior executives of the Company. Senior executives include all officers of the Company and the president or senior manager of each business group.

     3) Review and approve the compensation to be paid to officers and key employees of the Company.

     4) Review and approve the establishment and administration of stock bonus plans and stock option plans for employees and non-employee directors.

     5) Serve as the appropriate committee to administer the Company's Executive Incentive Compensation Plan (EICP) and to approve the establishment of targets for such Plan and to approve all awards under such Plan.

     6) Review the structural organization of the Company and assist the Chief Executive Officer in developing recommendations for the selection of senior management personnel and their replacements and successors.

     7) Review the adequacy of the management development program/process to assure a capable cadre of personnel to support the senior managerial needs of the Company.

     The current members of the Executive Committee are Messrs. Pfeiffer, Sebastian, O'Connell and Oechsle, who is Chairman. This committee acts on behalf of the Board between regularly scheduled meetings of the Board of Directors.

     The current members of the Nominating and Corporate Governance Committee are Messrs. Scorsone, Sebastian, and O'Connell, who is Chairman. This Committee's responsibilities to the Board include the following:

     1) Study and review with management the overall effectiveness of the organization of the Board and the conduct of its business, and make recommendations to the Board of Directors, as appropriate.

     2) Develop and maintain criteria and procedures for the identification and recruitment of candidates for election to serve as directors of the Company.

     3) Review the appropriateness and adequacy of information supplied to directors prior to and during Board of Directors meetings.

     4) Review director class each year and recommend directors for election or re-election.

     5) Review and make recommendations to the Board of Directors with respect to compensation to be paid or provided to members of the Board of Directors.

     6)  Evaluate annually the performance of the Board of Directors.

     7) Consider nominees for director recommended by stockholders of the Company, provided such recommendations are addressed to the chairman of the Committee at the Company's principal executive office and received by the chairman before November 1 of each year with respect to the annual stockholders' meeting that is held thereafter.

     The current members of the Finance and Investment Committee are Messrs. Barger, Flaum, Pfeiffer and Scorsone, who is Chairman. This committee's responsibilities to the Board include the following:

     1) Review, as appropriate, advise and consult with senior management concerning the general financial affairs of the Company including the capital structure of the Company, financing plans, cash flow projections, dividend policy, stock re-purchase programs, currency exchange agreement procedure, loan agreements, capital investment policy, and appropriate target rates of return.

     2) Monitor and review the establishment of investment objectives, policies, and performance criteria for the management of the Company's retirement and benefit plan assets.

     The Company's Bylaws provide that, subject to certain limitations discussed below, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at the meeting. The Company's Bylaws also provide that a stockholder must give written notice of such stockholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the date of the immediately preceding Annual Meeting, and (ii) with respect to an election to be held at a Special Meeting of Stockholders for the election of directors, or otherwise, the close of business on the tenth day following the date on which a written statement setting forth the date of such meeting is first mailed to stockholders provided that such statement is mailed no earlier than 120 days prior to the date of such meeting. Notwithstanding the foregoing, if an existing director is not standing for re-election to a directorship which is the subject of an election at such meeting or if a vacancy exists as to a directorship which is the subject of an election, whether as a result of resignation, death, an increase in the number of directors, or otherwise, then a stockholder may make a nomination with respect to such directorship at any time not later than the close of business on the tenth day following the date on which a written statement setting forth the fact that such directorship is to be elected and the name of the nominee proposed by the Board of Directors is first mailed to stockholders. Each notice of a nomination from a stockholder shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholders as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations); and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Subject to the exceptions discussed above, written notice of a stockholder's intent to nominate a person for director at the 2001 Annual Meeting must be given on or before November 25, 2000.

     Directors (other than Mr. Oechsle, who is an officer of the Company) have been paid a fee of $5,250, four times a year at regular quarterly meetings and $1,250 for attendance at each meeting of the Board and $1000 for each committee meeting attended. At its meeting in December, the Board approved an increase in the quarterly fee to $6,000. With the exception of the Executive Committee Chair, Committee Chairs receive a fee of $625 four times a year. Travel and lodging expenses incurred by directors to attend such meetings are also paid by the Company. Non-employee directors who first became directors prior to July 1, 1997, are the beneficiaries of life insurance policies provided by the Company at a cost ranging from approximately $2,000 to $5,000 per director for fiscal 1999.

     At the Annual Meeting of Stockholders held on February 23, 1988, the stockholders approved the Quanex Corporation 1987 Non-Employee Director Stock Option Plan (the "1987 Plan"), which provides for the granting of options to non-employee directors to purchase up to an aggregate amount of 100,000 shares of Common Stock. The 1987 Plan initially provided that each non-employee director of the Company as of the 1987 Annual Meeting and each future non-employee director as of his election as a director of the Company would be granted an option to purchase 10,000 shares of Common Stock at a price per share of Common Stock equal to the fair market value of the Common Stock as of the date of the grant. During 1988, the 1987 Plan was amended to provide that the grant of options thereunder to future non-employee directors would occur on the date of the first anniversary of their election rather than upon their election. Options granted under the 1987 Plan become exercisable in one-third increments maturing cumulatively on each of the first through third anniversaries of the date of the grant and must be exercised no later than ten years from the date of grant. Pursuant to the terms of this plan, options may no longer be granted under this plan.

     At the Annual Meeting of Stockholders held on February 22, 1990, the stockholders of the Company approved the Quanex Corporation 1989 Non-Employee Director Stock Option Plan (the "1989 Plan"), which provides for the granting to non-employee directors of options to purchase an aggregate of 210,000 shares of Common Stock. The 1989 Plan currently provides for grants of options with respect to 2,000 shares of Common Stock to all non-employee directors on each October 31 on which the director serves as a director of the Company. Options granted under the 1989 Plan may be exercised by the holder thereof in whole or in part at any time or from time to time commencing six months after the date of grant and, except as specified below, must be exercised no later than ten years from the date of grant. The 1989 Plan, as subsequently amended, provides that options granted under the 1989 Plan after December 31, 1999 may continue to be exercisable and shall continue to vest for a period of not longer than three years after the death, disability or retirement of the non-employee director and that option agreements entered into after September 30, 1997 may provide that the options are transferable to or for the benefit of certain family members. On October 30, 1999, each of Ms. Davis and Messrs. Barger, Flaum, O'Connell, Scorsone and Sebastian was granted an option under the 1989 Plan to purchase 2,000 shares of Common Stock with an exercise price per share of $21.6875. Pursuant to the terms of this plan, options may no longer be granted under this plan.

     At the Annual Meeting of Stockholders held on February 22, 1996, the stockholders of the Company approved an amendment to the Quanex Corporation Deferred Compensation Plan (the "DC Plan") that provided for (i) the addition of a Common Stock election as an option for certain participants and (ii) a 20% Company matching award for participants electing to make their deferrals in the form of Common Stock. Under the terms of the DC Plan, officers and directors may elect to defer a portion of their incentive bonuses and director fees, respectively, awarded or earned during the ensuing plan year to a Common Stock account. If a participant elects to make a deferral to a Common Stock account for a period of three full years or more, a matching award equal to 20% of the amount deferred is made by the Company to such participant's account. The number of shares of Common Stock credited to a participant's deferral and matching account is the number of full shares of Common Stock that could have been purchased with the dollar amount deferred or matched based on the closing price of the Common Stock on the New York Stock Exchange (the "NYSE") on the day that the amount deferred would have been paid had it not been deferred. Dividends and other distributions declared and paid on the Common Stock will be accrued in the participant's account based upon the number of shares of Common Stock credited to such account. No shares of Common Stock or payments in respect thereof, however, are issued or made to any participant until distribution in accordance with the DC Plan. All participant deferrals and Company matching awards are 100% vested; provided, however, that if a participant receives a benefit from the DC Plan for any reason, other than death, disability or retirement, within three years after a deferral was credited to a Common Stock account, any matching awards made by the Company with respect to the deferral that is held less than three years will be forfeited. Under the terms of the DC Plan, as subsequently amended, in the event of a "change in control" of the Company, any amount credited to a participant's account is fully vested and is payable in cash within five days after the change of control occurs. A "change in control" is defined generally as (i) an acquisition of securities resulting in an individual or entity or group thereof becoming, directly or indirectly, the beneficial owner of 20% or more of either (a) the Company's then-outstanding Common Stock or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in a majority of the persons who are members of the Board of Directors as of June 1, 1999 (the "Incumbent Board"),
(iii) generally, a reorganization, merger or consolidation or sale of the Company or disposition of all or substantially all of the assets of the Company, or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. For this purpose, an individual will be treated as a member of the Incumbent Board if he becomes a director subsequent to June 1, 1999 and his election, or nomination for election by Quanex's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board; unless his initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board. During 1999, the DC Plan was amended to provide that if a participant in the DC Plan is entitled to a cash payment of a bonus under the Quanex Corporation Executive Incentive Compensation Plan and the Company determines that section 162(m) of the Internal Revenue Code of 1986, as amended, may not allow the Company to take a deduction for part or all of the bonus then, the payment of the amount of the bonus that is not deductible by the Company will be delayed and deferred under the provisions of the Plan until the 76th day following the end of the fiscal year of the Company in which the bonus was earned. During 1999, Messrs. Barger and Scorsone elected to defer director fees of $8,125 and $16,875, respectively, under the DC Plan in the form of Common Stock and their accounts were credited with 376 and 797 shares of Common Stock, respectively. In addition, pursuant to the terms of the DC Plan, the Company made matching awards to their respective accounts of 78 and 163 shares of Common Stock.

     At the Annual Meeting of Stockholders held on February 26, 1998, the stockholders of the Company approved the Quanex Corporation 1997 Non-Employee Director Stock Option Plan (the "1997 Plan"), which provides for the granting to non-employee directors of options to purchase an aggregate of 400,000 shares of Common Stock. The 1997 Plan currently provides for grants of options, to be determined by the Board of Directors, to all non-employee directors on each October 31 on which the director serves as a director of the Company. During 1998, Mr. Flaum was granted an option under the 1997 Plan to purchase 10,000 shares of Common Stock with an exercise price per share of $18.25. Option agreements for options granted under the 1997 Plan may provide that the options are transferable to or for the benefit of certain family members. The 1997 Plan, as subsequently amended, provides that options granted under the 1997 Plan after December 31, 1999 may continue to be exercisable and shall continue to vest for a period of not longer than three years after the death, disability or retirement of the non-employee director. During 1999, Ms. Davis and Mr. Pfeiffer were granted options under the 1997 plan to purchase 6,000 and 2,000 shares of Common Stock, respectively, with an exercise price of $26.00 and $21.6875, respectively. There are currently 382,000 shares of Common Stock remaining available for option grants under this plan.

     The Company also has in effect the Quanex Corporation Non-Employee Director Retirement Plan (the "Retirement Plan"), which provides non-employee directors who have served on the Board of Directors of the Company for at least ten full years an annual payment after retirement from the Board equal to the base annual director retainer fee received by the director at the time such director ceases to serve on the Board. Under the Retirement Plan, the Company will continue to make an annual payment for a period equal to the aggregate length of time the director served on the Board of Directors as a non-employee director, unless earlier terminated due to (i) the death of the director, (ii) the expiration of two years following the termination of the Retirement Plan or (iii) the director serving as a director, officer or employee of a competitor of the Company.

(2)  AMENDMENT TO THE 1996 EMPLOYEE STOCK OPTION AND RESTRICTED STOCK PLAN

     On October 12, 1995, the Board of Directors of the Company approved, subject to approval of the stockholders, upon recommendation of the Compensation Committee, the Quanex Corporation 1996 Employee Stock Option and Restricted Stock Plan (the "1996 Plan"). The 1996 Plan was approved at the February 22, 1996 Annual Meeting of the Company's Stockholders.

     On January 6, 2000, the Board of Directors of the Company approved, subject to approval of the stockholders, an amendment (the "Amendment") to the 1996 Plan. The following is a summary of the Amendment, a copy of which is attached as Exhibit A to this Proxy Statement and is hereby incorporated herein by reference, and certain provisions of the 1996 Plan. Such summary does not purport to be a complete statement of the 1996 Plan or the Amendment and is qualified in its entirety by reference to the full text of the 1996 Plan and the Amendment. The grant of an option and the award of shares of restricted stock under the 1996 Plan are collectively referred to in this summary as an "Award".

PURPOSE AND ADMINISTRATION OF THE 1996 PLAN

     The 1996 Plan is intended to advance the best interest of the Company by providing certain full-time employees, including officers and employee directors, who have substantial responsibility for the Company's management and growth, with additional incentive by increasing their proprietary interest in the success of the Company, and thereby encouraging them to remain in the Company's employ.

     The 1996 Plan is administered by the Compensation and Management Development Committee (the "Compensation Committee"). The Compensation
Committee is comprised of not less than three directors of the Company selected by the Board of Directors. The current members of the Compensation Committee are Ms. Davis and Messrs. O'Connell and Sebastian, all of whom are non-employee directors. It is the Board's policy that the Compensation Committee be composed of non-employee directors, and it is anticipated that this policy will be continued.

ELIGIBILITY AND PARTICIPATION

     The individuals eligible to participate in the 1996 Plan are full-time, key employees, including officers and employee directors, of the Company or of any parent or subsidiary corporation, as the Compensation Committee may determine from time to time. Approximately 45 persons currently participate in the 1996 Plan. No individual will be eligible to receive an Award while such individual is a member of the Compensation Committee.

SHARES SUBJECT TO THE 1996 PLAN

     The 1996 Plan currently provides for the granting of Awards with respect to an aggregate amount of not more than 750,000 shares of Common Stock, subject to adjustment for changes in capitalization. Such shares may be treasury shares or authorized but unissued shares. If any outstanding Award expires or terminates, the shares of Common Stock allocable to the unexercised portion of such Award may again be available for purposes of Awards under the 1996 Plan. The 1996 Plan provides that the maximum number of shares of Common Stock subject to options that may be awarded to any employee under the 1996 Plan during any consecutive three-year period is 250,000; and the maximum number of shares of Common Stock that may be awarded to any employee pursuant to a restricted stock award under the 1996 Plan during any consecutive three-year period is 250,000. Further, the 1996 Plan provides that no employee may exercise the election permitted under
Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to an Award without the written approval of the Compensation Committee. If the Compensation Committee permits such an election with respect to any Award, the Company will require the Award recipient to pay the Company an amount necessary to satisfy the Company's tax withholding obligation.

     Given the Company's growth over the last several years, the number of shares available under the 1996 Plan has been depleted. As of December 31, 1999, options to purchase 650,709 shares of

Common Stock and awards for 6,000 shares of restricted Common Stock have been granted under the 1996 Plan and approximately 149,326 shares of Common Stock remained available under the 1996 Plan. During fiscal 1999 all executive officers and employee directors as a group received options to purchase 204,500 shares of the Company's Common Stock and awards for 6,000 shares of restricted Common Stock, under the 1996 Plan. The Company's Board of Directors has determined that, to continue promoting the interests of the Company and its stockholders and to attract, maintain and motivate its key employees with compensatory arrangements and benefits by ensuring that a sufficient number of shares of Common Stock is available for purposes of granting options and restricted stock awards under the 1996 Plan, it is in the best interest of the Company to increase the number of shares available for options and restricted stock awards under the 1996 Plan by 600,000 for a new total of 1,350,000 shares.

CERTAIN CONSIDERATIONS

     Stockholders should know that certain disadvantages may result from the adoption of the Amendment, including a reduction in their interests in the Company with respect to earnings per share, voting liquidation value and book and market value per share if options to acquire shares of Common Stock are granted.

VOTE REQUIRED AND RECOMMENDATION FOR APPROVAL

     The Board of Directors of the Company has adopted the Amendment. However, the Amendment will not be effective unless the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote thereon vote "FOR" the approval of the Amendment. The enclosed form of proxy provides a means for stockholders to vote for the approval of the Amendment, to vote against the approval of the Amendment or to abstain from voting with regard to approval of the Amendment. Each properly executed proxy received in time for the meeting will be voted as specified therein. If a stockholder executes and returns a proxy but does not specify otherwise, the shares represented by such stockholder's proxy will be counted for approval of the Amendment. Abstentions will be counted toward the calculation of a quorum, but are not treated as either a vote for or a vote against the proposal. Therefore, an abstention has the same effect as a vote against the proposal. Under Delaware law, any unvoted positions in brokerage accounts, while present for general quorum purposes, are not entitled to vote. Therefore, such unvoted shares will have no effect on the outcome of the vote on the Amendment. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE
AMENDMENT.

                               FURTHER INFORMATION

PRINCIPAL STOCKHOLDERS

     The following table sets forth as of November 30, 1999, the beneficial ownership of each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock. Such information is based upon information provided to the Company by such persons.

                                           AMOUNT AND
                                            NATURE OF
                                           BENEFICIAL          PERCENT
NAME AND ADDRESS                            OWNERSHIP            (%)
-------------------------------------      -----------         -------
Dimensional Fund Advisors, Inc.,
  1299 Ocean Avenue, 11th Floor
1  Santa Monica, CA 90401..................   830,302(1)          5.8
------------

(1) Dimensional Fund Advisors, Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power with respect to all shares owned.

     The following table sets forth as of December 31, 1999, the number and percentage of beneficial ownership of shares of Common Stock and the principal amount of the Company's 6.88% Convertible Subordinated Debentures (the "Debentures") for each current director and nominee for director of the Company, the executive officers named in the compensation table on page 17 of this Proxy Statement, and all officers and directors as a group.

                                                                                SHARES OF COMMON STOCK
                                        FACE VALUE OF        SHARES OF          BENEFICIALLY OWNED(1)
                                          DEBENTURES        COMMON STOCK      --------------------------
                                         BENEFICIALLY         OWNED OF          NUMBER        PERCENTAGE
NAME                                        OWNED              RECORD         OF SHARES       OF SHARES
-------------------------------------   --------------      ------------      ----------      ----------
Donald G. Barger, Jr.................             0              1,000           21,000          *
James H. Davis.......................             0              5,034           84,999          *
Susan F. Davis.......................             0              1,000            1,000          *
Russell M. Flaum.....................             0                  0            5,333          *
Robert V. Kelly, Jr..................             0             31,958           91,099          *
John D. O' Connell...................      $ 12,500             10,710           17,396          *
Vernon E. Oechsle....................             0             28,712          198,699           1.4
Carl E. Pfeiffer.....................             0             17,865           13,000          *
Wayne M. Rose........................             0             11,475          111,433          *
Terry A. Schroeder...................             0              1,868           34,333          *
Vincent R. Scorsone..................      $100,000              5,000           24,174          *
Michael J. Sebastian.................      $150,000             21,000           13,760          *
All officers and directors as a group
  (15 persons).......................      $312,500            140,042          658,011           4.5
------------

* Less than 1.0%

(1) Unless otherwise indicated, directors and officers have sole voting and investment power with respect to the securities they own. The beneficial ownership of shares of Ms. Davis and Messrs. Barger, Davis, Flaum, Kelly, Oechsle, O'Connell, Pfeiffer, Rose, Schroeder, Scorsone, and Sebastian, and all officers and directors as a group includes 1,000, 21,000, 84,999, 5,333, 91,099, 198,699, 17,000, 13,000, 111,433, 34,332, 21,000, 9,000 and 648,094
    shares, respectively, that may be acquired through exercise of stock options. The beneficial ownership of shares of Messrs. O'Connell, Scorsone, and Sebastian, and all officers and directors as a group includes 396, 3,174, 4,760 and 9,917 shares, respectively, that may be acquired through conversion of the Debentures held by them. The beneficial ownership of shares does not include 1,659, 60,844, 40,350, 19,549, 3,975 and 146,635 shares of Common Stock that have been credited under the DC Plan to the accounts of Messrs. Barger, Davis, Oechsle, Rose, Scorsone and all officers and directors as a group, respectively, in connection with deferral of director fees and bonuses and related Company matching contributions under the DC Plan. See footnotes 1 and 3 to the Summary Compensation Table.

EXECUTIVE OFFICERS

     Set forth below is certain information concerning the executive officers of the Company, each of whom serves at the pleasure of the Board of Directors. There is no family relationship between any of these individuals or any of the Company's directors.

            NAME AND AGE                                OFFICE AND LENGTH OF SERVICE
-------------------------------------   -------------------------------------------------------------
 Vernon E. Oechsle; 57...............   Chairman of the Board since 1999, Chief Executive Officer
                                          since 1996, President since 1995 and Chief Operating
                                          Officer from 1993 to 1995
 James H. Davis; 64..................   President and Chief Operating Officer since 1999, Executive
                                          Vice President and Chief Operating Officer since 1995
 Terry M. Murphy; 51.................   Vice President of Finance and Chief Financial Officer since
                                          1999
 Wayne M. Rose; 53...................   President of Engineered Products Group since 1998, Vice
                                          President of Finance and Corporate Development and Chief
                                          Financial Officer since 1997 and Vice President and Chief
                                          Financial Officer since 1987
 Paul J. Giddens; 55.................   Vice President of Human Resources since 1998
 Robert V. Kelly, Jr.; 61............   Vice President since 1979 (also Group President since 1982)
 Viren M. Parikh; 57.................   Controller since 1993
*Terry A. Schroeder; 51..............   President of Nichols Aluminum since 1996

------------

* Although Mr. Schroeder is not an executive officer of the Company, he performs a policymaking function for the Company in his capacity as the President of the Company's Nichols Aluminum Division. Accordingly, for purposes of this Proxy Statement, he is considered to be an executive officer of the Company.

     Mr. Kelly has been principally employed in the position shown above for more than five years. Mr. Oechsle was elected Chairman of the Board on February 25, 1999 and was named President and Chief Executive Officer of the Company on January 1, 1996. Prior to that time, Mr. Oechsle was President since 1995 and Chief Operating Officer of the Company since 1993. Prior to that time, Mr. Oechsle was Executive Vice President of the Automotive Sector of Allied Signal since December 1990 and Group Vice President of Dana Corporation since January 1985. Mr. Davis was named President and Chief Operating Officer of the Company on February 25, 1999 and Executive Vice President and Chief Operating Officer of the Company on January 1, 1996 and prior to that time, was Executive Vice President, Manufacturing Operations of the Company since September 16, 1995. Prior to that time, Mr. Davis was President and Chief Executive Officer of Horsehead Resources Development Company, Inc., an environment services company, since 1990 and Senior Vice President of Horsehead Industries since 1984. Mr. Murphy was named Chief Financial Officer and Vice President of Finance of the Company on July 1, 1999. Prior to that time, Mr. Murphy was Senior Vice President, Finance and Chief Financial Officer for The Barnes Group Inc., a manufacturer of aerospace components, from 1997 to 1999 and Vice President and Chief Financial Officer of Kysor Industrial Corporation, a manufacturer of commercial refrigeration products, from 1992 to 1997. Prior to that time, Mr. Murphy was Vice President of Finance, Treasurer and Chief Financial Officer of Northwest Telecommunications from 1986 to 1992. Mr. Rose was named President of Engineered Products Group of the Company on December 15, 1998 and prior to that time was Vice President of Finance and Corporate Development and Chief Financial Officer of the Company since February 1997. Prior to that time, Mr. Rose was Vice President and Chief Financial Officer of the Company since 1987. Mr. Giddens was named Vice President of Human Resources of the Company on September 1, 1998 and prior to that time was Corporate Director of Human Resources for Barnes Group, Inc. since June 1997 and Vice President of Human Resources for York & Associates, Inc., a business information systems consulting firm, since October 1996. Prior to that time, Mr. Giddens was Corporate Director of Human Resources for Georgia Pacific Corporation, a forest products company, since July 1992 and

Manager of Human Resources & Organizational Development for General Electric Company since April 1985. Mr. Parikh has been with the Company for more than five years and from November 1, 1983, served as Tube Group Controller until April 1, 1993 when he was named Controller. Mr. Schroeder was named President of the Company's Nichols Aluminum Division on August 19, 1996. Prior to that time, Mr. Schroeder served as President and General Manager of Borg Warner Automotive's Controls Group business since 1993 and as Vice President -- General Manager for the Commercial Industrial Division of ITT Cannon since 1988.

                               QUANEX CORPORATION
            COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
                                 TO STOCKHOLDERS
                            ON EXECUTIVE COMPENSATION

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

     The Compensation and Management Development Committee (the "Committee") of your Board of Directors is pleased to present its annual report which is intended to update stockholders on the results of the executive compensation program. This report summarizes the responsibilities of the Committee, the compensation policy and objectives that guide the development and administration of the executive compensation program, each component of the program, and the basis on which the compensation for the Chief Executive Officer, corporate officers and other key executives was determined for the fiscal year end October 31, 1999.

     During the fiscal year ended October 31, 1999, the Committee was comprised of the following Board Members, all of whom were non-employee directors of the
Company: Michael J. Sebastian, Chairman, Susan F. Davis, and John D. O'Connell. The Committee's responsibilities are to oversee the development and administration of the total compensation and benefits programs for corporate officers and key executives, and administer the executive annual incentive and stock incentive plans. In addition to these duties, the Committee also oversees the senior management selection, development and succession processes of the Company. During the fiscal year, the Committee met three times.

EXECUTIVE COMPENSATION PHILOSOPHY

     The objective of the executive compensation program is to create financial incentive for corporate officers and key executives to achieve performance plans by offering them the opportunity to earn above average compensation when the Company achieves above average results. To achieve this objective, the Company emphasizes variable incentive pay. The executive compensation program includes base salary, annual cash incentive compensation, longer-term stock based grants and awards, and executive benefits.

     On an annual basis the Committee, in conjunction with executive management, assesses the effectiveness of the overall program and compares the compensation levels of its executives and the performance of the Company to the compensation received by executives and the performance of similar companies. The primary market comparisons are made to a broad group of manufacturing companies, adjusted for size and job responsibilities. This group is broader than the peer companies included in the Relative Market Performance graph presented elsewhere in this proxy and is used because it is more representative of the market in which the Company competes for executive talent and provides a consistent and stable market reference from year to year. As a secondary validation, however, the pay levels of the peer companies are compared against the broad manufacturing group and have been found to be comparable. Data sources include national survey databases, proxy disclosures, and general trend data which are updated annually.

     Variable incentives, both annual and longer-term, are important components of the program and are used to link pay and performance results. Longer-term incentives are designed to create a heavy emphasis on the increase in total stockholder value as measured by share price appreciation and dividends. The annual incentive plans measure a combination of corporate and group profitability using return on equity, return on investment, and cash flow. Executives with Company-wide responsibilities are measured on overall Company results. Executives with specific business unit responsibilities are measured on both Company-wide and business unit results. Variable incentive awards and performance standards are calibrated such that total compensation will generally approximate the market 75th percentile when Company performance results are at the 75th percentile.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based." For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. In general, the Company believes that compensation relating to options granted under its current employee stock option plans should be excluded from the $1 million limitation. Compensation relating to the Company's restricted stock and incentive compensation awards do not currently qualify for exclusion from limitations, given the discretion that is provided to the Committee under the Company's plans in establishing the performance goals for such awards. The Committee believes that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and results in increased benefit to the Company's stockholders. Incentive awards for fiscal 1999 were determined solely on the predetermined quantitative performance standards. The Committee, however, will continue to take into account the potential application of section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

     The following is a discussion of each of the principal components of the total executive compensation program. There have been no major changes in the executive compensation program during the 1999 fiscal year.

BASE SALARY

     The base salary program targets the median of the primary comparison group. Each executive is reviewed on an annual basis. Salary adjustments are based on the individual's experience and background, performance during the prior year, the general movement of salaries in the marketplace, and the Company's financial position. Due to these factors, an executive's base salary may be above or below the median at any point in time. Overall, the base salaries of the corporate officers and key executives approximate the median.

ANNUAL INCENTIVE COMPENSATION

     The Committee administers the Executive Incentive Compensation Program ("EICP") for corporate officers and selected key executives. The goal of the EICP is to reward participants in proportion to the performance of the Company and/or the business unit for which they have direct responsibility.

     The EICP relies primarily on predetermined, objective performance measures. For officers with corporate responsibilities, the performance measures include the ratio of cash flow to revenues, return on common equity, and return on investment. For group and subsidiary executives, the performance measures include the business unit ratio of cash flows to revenues and business unit return on controllable investment.

     Based primarily on objective standards established at the beginning of the fiscal year, awards are calibrated at the 75th percentile if the Company achieves 75th percentile performance results. For fiscal 1999, the performance results and incentive awards were consistent with this strategy.

LONG-TERM STOCK BASED COMPENSATION

     The goal of the Company's long-term stock based incentive program is to directly link a significant portion of the executive's compensation to the enhancement of stockholder value. In addition, longer term incentives encourage management to focus on the longer term development and prosperity of the Company, in addition to annual operating profits. The Company encourages its top management group to own and maintain significant stock holdings.

     The Company annually grants stock options to its key executives based on competitive multiples of base salary. Senior executives typically receive a higher multiple and, as a result, have a greater portion of their total compensation linked to increases in stockholder value. In determining the appropriate grant multiples, the Company compares itself to publicly traded companies of comparable size for whom stock is a significant part of total compensation. The ultimate value of any stock option is based solely on the increase in value of the shares over the grant price. Options have historically been granted at fair market value on the date of the grant, have a term of ten years, and vest over a three year period. During fiscal 1999 the Committee granted options to purchase shares of common stock to executive officers of the Company consistent with this policy.

EXECUTIVE BENEFITS

     The Company believes that in attracting and retaining top caliber executives, it is critical to provide comprehensive benefits that address the unique circumstances of executives. In particular, limitations imposed on the benefits payable from qualified welfare and retirement plans give rise to the need for supplemental non-qualified plans to replace the benefits lost due to these limitations and provide a mechanism for recruiting and retaining long service executives. The Company provides corporate officers with supplemental retirement and life insurance benefits.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer, Mr. Oechsle, participates in the executive compensation program described in this report.

     In June 1999, Mr. Oechsle's salary was increased from $500,000 to $530,000. This increase was based on two primary considerations: First, the market comparisons to the primary comparison group and an assessment of Mr. Oechsle's positive job performance in assuming responsibility for guiding the operational and strategic direction for the Company; Second, recognition of Mr. Oechsle's added responsibilities since assuming the position and duties of Chairman of the Board.

     For fiscal 1999, Mr. Oechsle received an annual incentive award of $589,625 based on the objective performance measures set out in the EICP. Mr. Oechsle elected to defer 25% of his incentive award into his Common Stock account under the DC Plan. In accordance with the DC Plan, Mr. Oechsle received a Company matching award equal to 20% of the shares credited, if they are held for at least three years.

     In fiscal 1999, Mr. Oechsle received 61,500 stock options with an option price of $21.125 (fair market value on the date of the grant).

Respectfully submitted,

                                Compensation and Management Development
                                Committee
                                Michael J. Sebastian, Chairman
                                Susan F. Davis
                                John D. O'Connell

     The following table sets forth information concerning the cash compensation and additional incentive compensation paid by the Company to the Chief Executive Officer and to each of the Company's four most highly compensated executive officers for each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM COMPENSATION
                                                                                       --------------------------------
                                                       ANNUAL COMPENSATION                     AWARDS           PAYOUTS
                                              --------------------------------------   ----------------------   -------
                 (A)                    (B)     (C)         (D)            (E)             (F)         (G)        (H)
                                                                          OTHER        RESTRICTED
                                                                         ANNUAL           STOCK                  LTIP
NAME AND PRINCIPAL                             SALARY     BONUS(1)   COMPENSATION(2)    AWARD(S)     OPTIONS/   PAYOUTS
POSITION                               YEAR     ($)         ($)            ($)             ($)       SARS(#)      ($)
-------------------------------------  ----   --------    --------   ---------------   -----------   --------   -------
Vernon E. Oechsle,                     1999    512,516     589,625        84,905               0      61,500       0
  Chairman of the Board and            1998    485,428     440,883        92,238               0      70,000       0
  Chief Executive Officer              1997    460,420     398,076        69,272               0      40,000       0
James H. Davis,                        1999    331,846     354,501        13,484               0      32,000       0
  President and                        1998    317,840     266,095        14,405               0      37,000       0
  Chief Operating Officer              1997    305,000     244,854        16,893               0      22,000       0
Wayne M. Rose,                         1999    251,588     198,549         9,285               0      20,000       0
  Vice President and                   1998    240,003     183,960         8,595               0      22,000       0
  Engineered Products President        1997    223,333     165,512        11,154               0      13,500       0
Robert V. Kelly, Jr.,                  1999    252,428     263,075         9,498               0      20,000       0
  Vice President and MacSteel          1998    235,333     240,385         5,807               0      22,000       0
  President                            1997    221,167     201,925         5,468               0      13,000       0
Terry A. Schroeder(4)                  1999    226,346     132,425             0               0      20,000       0
  Nichols Aluminum President           1998    214,036      61,032             0               0      20,000       0
                                       1997    205,962      60,000             0               0      11,500       0


                 (A)                         (I)
                                          ALL OTHER
NAME AND PRINCIPAL                     COMPENSATION(3)
POSITION                                     ($)
-------------------------------------  ---------------
Vernon E. Oechsle,                          33,387
  Chairman of the Board and                 26,003
  Chief Executive Officer                   35,846

James H. Davis,                             74,900
  President and                             57,019
  Chief Operating Officer                   52,971

Wayne M. Rose,                              23,855
  Vice President and                        22,396
  Engineered Products President             20,510

Robert V. Kelly, Jr.,                        4,000
  Vice President and MacSteel                3,116
  President                                  3,777

Terry A. Schroeder(4)                       10,400
  Nichols Aluminum President                12,500
------------


(1) Annual bonus compensation amounts are earned and accrued during the fiscal years indicated and paid in the following year. The bonus amounts for fiscal year 1999 also include the dollar value of the portion of the bonuses deferred by each of Messrs. Oechsle, Davis and Rose, which have been credited to a Common Stock account under the Company's DC Plan. Under the terms of the DC Plan, participants may elect to defer a portion of their incentive bonus to a Common Stock account. If a participant elects to defer a portion of his bonus to a Common Stock account for a period of three full years or more, a matching award equal to 20% of the amount deferred is made by the Company to such participant's account. The number of shares of Common Stock credited to each participant's deferral and matching account is the number of full shares of Common Stock that could have been purchased with the dollar amount deferred and matched based upon the closing price of the Common Stock on the NYSE on the day that the bonus would have been paid had it not been deferred. No shares of Common Stock or payments in respect thereof, however, are issued or made to any participant until distribution in accordance with the DC Plan. All participant deferrals and Company matching awards are 100% vested; provided, however, that if a participant receives a benefit from the DC Plan for any reason, other than death, disability or retirement, within three years after a deferral was credited to a Common Stock account, any matching awards made by the Company with respect to the deferral that is held less than three years will be forfeited. In fiscal year 1999, the dollar value of the bonuses deferred under the DC Plan to a Common Stock account by Messrs. Oechsle, Davis and Rose were $147,406, $354,501 and $99,275, respectively. Such amounts, if not deferred, would have been payable to each of such officers on December 8, 1999. Based upon the closing price of the Common Stock on the NYSE on such date, of $19.375 per share, 7,608, 18,296 and 5,123 shares of Common Stock were credited under the DC Plan to the accounts of Messrs. Oechsle, Davis and Rose, respectively.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(2) Represents amounts reimbursed during the fiscal year for the payment of taxes as well as perquisites and other personal benefits which totaled or exceeded the lesser of $50,000 or 10% of the total annual salary and bonus for each named officer. For individuals above whose perquisites and other personal benefits met this threshold for any one year, these amounts were included in all years presented for comparability. Of the perquisites and other personal benefits reported in "Other Annual compensation" above, Mr. Oechsle received financial planning services of $22,607, which exceeded 25% of his total perquisites and other personal benefits in 1999.

(3) Includes matching contributions made by the Company to defined contribution plans for each of the fiscal years indicated. The amounts shown also include the dollar value of the number of shares of Common Stock credited by the Company to the accounts of each participant in the DC Plan who elected to defer a portion of their bonus in the form of Common Stock. For fiscal year 1999, the number of shares of Common Stock credited by the Company as matching contributions under the DC Plan to the accounts of Messrs. Oechsle, Davis and Rose were 1,522, 3,660 and 1,025 shares, respectively. Based on the closing price of the Common Stock on the NYSE on December 8, 1999, of $19.375 per share, the dollar value of the number of shares of Common Stock credited by the Company in fiscal year 1999 to the accounts of Messrs. Oechsle, Davis and Rose were $29,489, $70,912 and $19,859, respectively. Based on the closing price of the Common Stock on the NYSE on December 9, 1998, of $18.6875 per share, the dollar value of the number of shares of Common Stock credited by the Company in fiscal year 1998 to the accounts of Messrs. Oechsle, Davis and Rose were $22,044, $53,219 and $18,396, respectively. Based on the closing price of the Common Stock on the NYSE on December 11, 1997, of $28.6875 per share, the dollar value of the number of shares of Common Stock credited by the Company in fiscal year 1997 to the accounts of Messrs. Oechsle, Davis and Rose were $31,846, $48,971 and $16,551, respectively. Additionally, the amounts shown for Mr. Schroeder for fiscal 1997 include moving expense reimbursements.

(4) Joined the Company in August 1996 as President of the Company's Nichols Aluminum Division. Although Mr. Schroeder is not an executive officer of the Company, he performs a policy making function for the Company as the President of the Company's Nichols Aluminum Division. Accordingly, for purposes of this Proxy Statement, he is considered to be an executive officer of the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                  GRANT DATE
                                      INDIVIDUAL GRANTS                                              VALUE
---------------------------------------------------------------------------------------------    ------------
                 (A)                       (B)            (C)           (D)           (E)            (F)
                                                      % OF TOTAL
                                                       OPTIONS/
                                                         SARS
                                         OPTIONS/     GRANTED TO      EXERCISE                      GRANT
                                           SARS        EMPLOYEES      OR BASE                        DATE
                                        GRANTED(1)     IN FISCAL       PRICE       EXPIRATION      PRESENT
NAME                                       (#)           YEAR        ($/SHARE)        DATE       VALUE ($)(2)
-------------------------------------   ----------    -----------    ----------    ----------    ------------
Vernon E. Oechsle....................     61,500          25.6        $  21.125      10-20-09      $447,720
James H. Davis.......................     32,000          13.3           21.125      10-20-09       232,960
Wayne M. Rose........................     20,000           8.3           21.125      10-20-09       145,600
Robert V. Kelly, Jr..................     20,000           8.3           21.125      10-20-09       145,600
Terry A. Schroeder...................     20,000           8.3           21.125      10-20-09       145,600
------------


(1) All stock options granted in fiscal 1999 become exercisable in 33 1/3% increments maturing cumulatively on each of the first through third anniversaries of the date of grant and must be exercised no later than ten years from the date of grant.

(2) Calculated using the Black-Scholes option pricing model. The calculation assumes volatility of 40.38%, a risk free interest rate of 5.97%, an annual dividend yield of 2.8%, a 5-year weighted average expected option life, and option grants at $21.125 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                 (A)                          (B)              (C)               (D)                  (E)
                                                                                                   VALUE OF
                                                                              NUMBER OF           UNEXERCISED
                                                                             UNEXERCISED         IN-THE-MONEY
                                                                            OPTIONS/SARS         OPTIONS/SARS
                                                                            AT FY-END (#)        AT FY-END ($)
                                        SHARES ACQUIRED       VALUE         EXERCISABLE/         EXERCISABLE/
NAME                                    ON EXERCISE (#)    REALIZED ($)     UNEXERCISABLE        UNEXERCISABLE
-------------------------------------   ---------------    ------------    ---------------   ---------------------
Vernon E. Oechsle....................         - 0 -             - 0 -      198,699/121,501        $140,656/$78,344
James H. Davis.......................         - 0 -             - 0 -        84,999/64,001         $44,375/$41,125
Wayne M. Rose........................         - 0 -             - 0 -       111,433/39,167        $132,818/$25,000
Robert V. Kelly, Jr..................         - 0 -             - 0 -        94,099/39,001         $61,568/$25,000
Terry A. Schroeder...................         - 0 -             - 0 -        34,332/37,168          $6,249/$23,751

                  ANNUAL RETIREMENT BENEFIT EXAMPLES AT AGE 65

                                                                                 YEARS OF SERVICE
                                                               --------------------------------------------------
REMUNERATION                                                       15           20           25        30 OR OVER
------------                                                   -----------  -----------  -----------   ----------
$125,000.....................................................  $    51,563  $    68,750  $    85,938    $ 100,000
$150,000.....................................................       61,875       82,500      103,125      120,000
$175,000.....................................................       72,188       96,250      120,313      140,000
$200,000.....................................................       82,500      110,000      137,500      160,000
$225,000.....................................................       92,813      123,750      154,688      180,000
$250,000.....................................................      103,125      137,500      171,875      200,000
$300,000.....................................................      123,750      165,000      206,250      240,000
$350,000.....................................................      144,375      192,500      240,625      280,000
$400,000.....................................................      165,000      220,000      275,000      320,000
$450,000.....................................................      185,625      247,500      309,375      360,000
$500,000.....................................................      206,250      275,000      343,750      400,000
$550,000.....................................................      226,875      302,500      378,125      440,000
$600,000.....................................................      247,500      330,000      412,500      480,000
$650,000.....................................................      268,125      357,500      446,875      520,000
$700,000.....................................................      288,750      385,000      481,250      560,000
$750,000.....................................................      309,375      412,500      515,625      600,000
$800,000.....................................................      330,000      440,000      550,000      640,000
$850,000.....................................................      350,625      467,500      584,375      680,000
$900,000.....................................................      371,250      495,000      618,750      720,000

     The above retirement benefit examples are subject to deduction for benefits under Social Security. Benefits provided under the Company's pension plans are determined on a life annuity basis but optional forms of benefits are available. Compensation used for the Company's pension plans is essentially the individual's cash compensation plus deferrals under the Quanex Corporation Employee Savings Plan and is that compensation shown as "Salary" and "Bonus" in the Summary Compensation Table. The Quanex Corporation Salaried Employees' Pension Plan uses an average of the five highest consecutive calendar years compensation and the Quanex Corporation Supplemental Benefit Plan uses an average of the highest 36 consecutive months of compensation.

     As of November 1, 1999, the individuals named in the Summary Compensation Table had the following years of service under the Company's pension plans: Mr. Oechsle -- 6; Mr. Davis -- 4; Mr. Rose -- 17; Mr. Kelly, Jr. -- 22. Mr. Schroeder is an employee of the Company's Nichols Aluminum division and, as such, he is not eligible to participate in the Company's pension plans. Mr. Schroeder participates in the Nichols 401(k) Savings Plan, but does not participate in a defined benefit or actuarial plan under which benefits are determined primarily by final compensation and years of service.

CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into change in control agreements with all of its executive officers. The form of agreement provides that in the event of a "change in control" of the Company, the executive agrees to remain in the employ of the Company for a period of at least three years. A "change in control" is defined generally as (i) an acquisition of securities resulting in an individual or entity or group thereof becoming, directly or indirectly, the beneficial owner of 20% or more of either (a) the Company's then-outstanding Common Stock or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in a majority of the members of the Board of Directors as of the effective date of the agreement (the "Incumbent Board"), (iii) generally, a reorganization, merger or consolidation or sale of the Company or disposition of all or substantially all of the assets of the Company, or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. For this purpose, an individual will be treated as a member of the Incumbent Board if he becomes a director subsequent to the effective date of the agreement and his election, or nomination for election by Quanex stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board; unless his initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board. The agreement contemplates that upon a change in control, the executive will continue to receive substantially the same compensation and benefits from the Company (or its successor) that he received before the change. Upon an event that is a change in control, all options to acquire Common Stock and all stock appreciation rights pertaining to Common Stock held by the executive will immediately vest and be fully exercisable, and all restrictions on restricted Common Stock granted to the executive will be removed and the stock will be fully transferable. If during the three-year period following a change in control the executive's employment is terminated by the Company (or its successor) other than for "cause" (as defined in the agreement), the executive will be entitled to a payment equal to 3 times the sum of (a) the executive's base salary and (b) the executive's annual bonus. Such payment is to be payable in cash.

RELATIVE MARKET PERFORMANCE PRESENTATION

     The following graph compares the Company's cumulative total stockholder return for the last five years with the cumulative total return for the Standard & Poor's 500 composite Stock Index (the "S&P 500") and the Company's industry peer group. The Peer Group is comprised of: Birmingham Steel Corp., Carpenter Technology, Century Aluminum Co., Commonwealth Industries Inc., Kaiser Aluminum Corp., Keystone Cons. Industries Inc., Laclede Steel Co., Mascotech Inc., NS Group Inc., Oregon Steel Mills Inc., Roanoke Electric Steel Corp., Timken Co., and Worthington Industries.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS*
                        QUANEX CORP., S&P 500, PEER GROUP
                    (PERFORMANCE RESULTS THROUGH 10/31/1999)


                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                       1994      1995      1996      1997      1998      1999
|------------------------------------------------------------------------------|
| NX               | $100.00 | $ 81.46 | $120.78 | $119.59 | $ 74.72 | $ 98.90 |
| S&P 500          | $100.00 | $126.44 | $156.90 | $207.29 | $252.85 | $317.75 |
| PEER GROUP       | $100.00 | $ 91.07 | $104.33 | $134.77 | $ 83.10 | $ 85.19 |
|------------------------------------------------------------------------------|

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in NX common stock, S&P 500, and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

                                      Source: Russell/Mellon Analytical Services

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

OTHER MATTERS AND STOCKHOLDER PROPOSALS

     The Board of Directors, upon recommendation of its Audit and Environmental Compliance Committee, has appointed the firm of Deloitte & Touche LLP as independent auditors for the year ending October 31, 2000. Representatives of Deloitte & Touche are expected to attend the meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by stockholders.

     At the date of this proxy statement, management is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their judgment on such matters. Any proposals of stockholders to be presented at the Annual Meeting to be held in 2001 that are eligible for inclusion in the Company's proxy statement for the meeting under applicable rules of the Securities and Exchange Commission must be received by the Company no later than September 26, 2000.

     The Company's Bylaws provide that, for business to be properly brought before an Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days (which for the 2001 meeting would be December 22, 2000) nor more than 180 days (which for the 2001 meeting would be August 28, 2000) prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 45 days (which for the 2001 meeting would be April 9, 2001) later than the anniversary date of the immediately preceding Annual Meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the Annual Meeting was mailed to stockholders or the date on which it is first disclosed to the public. A stockholder's notice to the Secretary must set forth with respect to each matter the stockholder proposes to bring before the Annual Meeting (a) a brief description of the business desired to be brought before the Annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder making such proposal, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. In addition, if the stockholder's ownership of shares of the Company, as set forth in the notice is solely beneficial, documentary evidence of such ownership must accompany the notice.

Houston, Texas
January 24, 2000

                                                                       EXHIBIT A

                                    AMENDMENT
                            TO THE QUANEX CORPORATION
              1996 EMPLOYEE STOCK OPTION AND RESTRICTED STOCK PLAN

     THIS AGREEMENT by Quanex Corporation (the "Company"),

                                   WITNESSETH:

     WHEREAS, the Company maintains the Plan known as the "Quanex Corporation 1996 Employee Stock Option and Restricted Stock Plan", (the "plan");

     WHEREAS, the Company retained the right in Section 12 of the Plan to amend the Plan from time to time; and

     WHEREAS, the directors of the Company have approved resolutions to amend the Plan to increase the number of shares of the Company's Common Stock, $.50 par value, by 600,000 shares;

     NOW, THEREFORE, effective February 23, 2000, the Company agrees that, subject to and contingent upon the approval of this Agreement by the Company's stockholders, Section 3 of the Plan is hereby amended in its entirety to read as follows:

          SECTION 3.  STOCK SUBJECT TO THE PLAN

          The total amount of the Common Stock with respect to which Awards may be granted shall not exceed in the aggregate 1,350,000 shares. The class and aggregate number of shares which may be subject to the Options granted under the Plan shall be subject to adjustment under Section 7. The class and aggregate number of shares which may be subject to the Restricted Stock Awards granted under the Plan shall also be subject to adjustment under
     Section 8. Shares may be treasury shares or authorized but unissued shares. If any Award under the Plan shall expire or terminate for any reason without having been exercised in full, or if any Award shall be forfeited, the shares subject to the unexercised or forfeited portion of such Award shall again be available for the purposes of the Plan.

                       ANNUAL MEETING OF SHAREHOLDERS OF

                               QUANEX CORPORATION

                               February 23, 2000

                         ------------------------------
                         |  PROXY VOTING INSTRUCTIONS |
                         ------------------------------

TO VOTE BY MAIL
---------------
Please mark, date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

                                             ------------------
YOUR CONTROL NUMBER IS ----------->          |                |
                                             ------------------

                Please Detach and Mail in the Envelope Provided

A[X] Please mark your votes
     as in this example

                 FOR ALL
                NOMIMNEES        WITHHOLD AUTHORITY
              LISTED OR ANY       TO VOTE FOR ALL
               SUBSTITUTES        NOMINEES LISTED

Item 1. To elect   [ ]                 [ ]       Nominees: Vernon E. Oechsle
        two                                                Donald G. Barger, Jr.
        directors
        to serve until Annual Meeting of
        Shareholders in 2003;

INSTRUCTIONS: To withhold authority to vote for
              any nominee strike a line through
              his/her name.


                                                  FOR       AGAINST     ABSTAIN
Item 2.  To consider and act upon a proposal      [ ]         [ ]         [ ]
         to amend the Company's 1996 Employee
         Stock Option and Restricted Stock
         Plan, and

Item 3. To transact such other business as may properly come before the meeting or any adjournment or adjournments therof.

         The signer hereby revokes all proxies heretofore given by the signer to vote on said meeting or any adjournment(s) thereof.

         PLEASE VOTE PROMPTLY
         --------------------
                                                                 WILL ATTEND
Signature(s)____________________________ Dated:____________2000  MEETING  [ ]
NOTE: Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer.

                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                         & DATE IT ABOVE

PROXY                         QUANEX CORPORATION

                     PROXY SOLICITED BY BOARD OF DIRECTORS

      IF NO SPECIFICATION IS MADE, PROXIES WILL VOTE FOR THE ELECTION OF THE NOMINEES NAMED ON THE REVERSE SIDE OR ANY SUBSTITUTE FOR THEM AND FOR ITEM 2, AS RECOMMENDED BY THE BOARD OF DIRECTORS.

      The undersigned stockholder(s) of Quanex Corporation hereby appoints Carl
E. Pfeiffer and Vince R. Scorsone, and either of them, proxies of the undersigned with power of substitution to vote, as designated on the reverse side of this card, all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, 51st Floor, Houston, Texas, on February 23, 2000, at 5:00 p.m., C.S.T., or at any adjournment or adjournments thereof, on the matters described in the enclosed Proxy Statement dated January 24, 2000.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                         & DATE IT ABOVE

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                               QUANEX CORPORATION

                Please Detach and Mail in the Envelope Provided

A[X] Please mark your votes
     as in this example

                 FOR ALL
                NOMIMNEES        WITHHOLD AUTHORITY
              LISTED OR ANY       TO VOTE FOR ALL
               SUBSTITUTES        NOMINEES LISTED

Item 1. To elect   [ ]                 [ ]       Nominees: Vernon E. Oechsle
        two                                                Donald G. Barger, Jr.
        directors
        to serve until Annual Meeting of
        Shareholders in 2003;

INSTRUCTIONS: To withhold authority to vote for
              any nominee strike a line through
              his/her name.


                                                  FOR       AGAINST     ABSTAIN
Item 2.  To consider and act upon a proposal      [ ]         [ ]         [ ]
         to amend the Company's 1996 Employee
         Stock Option and Restricted Stock
         Plan, and

Item 3. To transact such other business as may properly come before the meeting or any adjournment or adjournments therof.

         The signer hereby revokes all proxies heretofore given by the signer to vote on said meeting or any adjournment(s) thereof.

         PLEASE VOTE PROMPTLY
         --------------------
                                                                 WILL ATTEND
Signature(s)____________________________ Dated:____________2000  MEETING  [ ]
NOTE: Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer.